Exhibit 10


  July 13, 1995


  Mr. Nicholas L. Trivisonno
  120 Clearview Lane
  New Canaan, Connecticut 06840

  Dear Nick:

  I am writing in conjunction with your June 30, 1995 separation from service with GTE Service Corporation and resignation as Executive Vice President-Strategic Planning and Group President, along with your resignation from the GTE Corporation Board of Directors and as an officer or director of any GTE Corporation subsidiary or Affiliated company (collectively referred to as "GTE" or the "Company"). Based on your unique knowledge of GTE's strategic plans for the telecommunications industry, GTE would like to enter into a special agreement ("Agreement") with you. The terms of the Agreement are as follows:

  1. Scope of Non-Competition - You acknowledge that you were engaged in managing and overseeing all aspects of the Company's wireless and personal communication services business, including wireless; products and network services; aircraft passenger telecommunications and public telephones on passenger trains; and integrated information services solutions for the cellular telephone industry. In addition, you acknowledge that in your position as a senior executive and employee member of the Board of Directors, you received confidential information regarding GTE's short and long-term competitive strategies. You further acknowledge that your responsibilities extended throughout the entire geographic scope of the Company. As such, you agree that you shall not, either directly or indirectly, serve as a director, officer or consultant of or be employed in an executive, professional, managerial or supervisory capacity with the following companies or their parent, subsidiaries, joint ventures or Affiliates which are engaged in the business of wireless and personal communication services as of July 1, 1995:

       a.  Interexchange Carriers (MCI, Sprint or AT&T);
       b.  Regional Bell Operating Companies ("RBOCs");
       c.  Airtouch Communications, Inc.
       d.  NEXTEL Communications, Inc.
       e.  MFS Communications Company, Inc.

  (including all subsidiaries, joint ventures or Affiliates of the businesses set forth in a-e of this paragraph, collectively referred to as "Competitive Businesses." An "Affiliate" for purposes of this Agreement shall mean any entity incorporated or not where a Competitive Business has equity or cross-equity ownership as of July 1, 1995.)




  2. Duration - The period, during which the restrictions placed upon you in this Agreement will be in effect, shall commence upon July 1, 1995 and end on June 30, 1997 ("Non-Compete Period").

  3. Non-Solicitation of Employees - During the Non-Compete Period, you agree not to solicit any active executive, management, professional or technical employee of GTE, directly or indirectly, either as an individual or as an employee, agent, member of any corporation or firm to become employed in an executive, managerial, professional or technical capacity in any business which you become employed or associated with.

  4. Cooperation - During the Non-Compete Period, you shall, at the request of the Company, consult with senior officers, managers and professionals of the Company, prepare for and give testimony and generally cooperate with the Company with respect to matters relating to your employment with GTE. You will be promptly reimbursed by the Company for reasonable out-of-pocket expenses necessarily incurred by you in connection with such cooperation.

  5. Consideration - In consideration for both the restrictions placed upon you in the above paragraphs and your entering into the Separation Agreement and Release discussed below, GTE agrees as follows:

  a. Separation Benefits - You will be eligible to receive a benefit under GTE Service Corporation's Involuntary Separation Program ("ISEP"). The qualified portion of the benefit will be payable as soon as permitted by the terms of the plan and legal restrictions. The non-qualified portion of the benefit, paid under the GTE Supplemental Executive Retirement Plan ("SERP"), will be paid to you as a lump sum on or around October 1, 1995 less deductions for (i) applicable federal and state tax and
      (ii) the advance against your SERP of $68,202.72 which will be paid to you in six installments, every two weeks, commencing on July 14, 1995 and ending on September 22, 1995. You will also receive company-paid medical, dental, and life insurance coverage/AD&D for 52 weeks. Under the GTE Savings Plan and the GTE Executive Salary Deferral plan, you will be eligible for a matching contribution based upon your 1995 contributions to these plans up to your termination date of June 30, 1995. This will be your sole entitlement to separation or severance benefits, and you will not be eligible for, or entitled to, any other separation benefits under any Company plan, policy or arrangement, whether oral or written.

  b. GTE Executive Incentive Plan ("EIP") - You will be eligible to receive a minimum EIP prorated award for the 1995 Plan Year
      (prorated to 9/30/95) equal to 130% of norm for a Salary Level 27 (that is, $332,000). This award will be paid in the first quarter of 1996. However, you will not participate in EIP in 1996 or thereafter.

  c.  GTE Long-Term Incentive Plan ("LTIP") -

    1) Options/Stock Appreciation Rights ("SARs") - Your options and tandem SARs will vest upon your separation, and you will have two years from July 1, 1995 to exercise your options/SARs.

    2) Performance Bonus Awards - You will participate in the following award cycles with all awards prorated to September 30, 1995: 1993-1995 (33/36); 1994-1995 Supplemental Award (21/24); and 1994-1996
        (21/36). You will not be eligible for an award under the 1995-1997 cycle or for any cycles in the future. Your LTIP Performance Bonus Awards will be payable when awards are made to other participants, that is in the first quarter after the end of each cycle.

  d. Bonus/Salary Deferrals under LTIP, GTE Executive Incentive Plan, and GTE Salary Deferral Plan ("GTE Deferral Plans") - During the Non-Compete Period, the Company will apply the non-compete definition set forth in paragraph 1 of this Agreement rather than the definition set forth in the GTE Deferral Plans. Based upon your request, the plan administrator for each plan has agreed to permit a lump sum distribution, as soon as such distribution is permitted under the terms of the plan.

  e. Charitable Awards Program ("CAP") - Although you will be separating from service prior to age 65, the program administrator agrees, subject to the terms of the CAP currently in effect (including the right to amend, suspend or terminate the CAP), that your designation of donations under the CAP will be honored by GTE upon your death.

  f. Vacation Pay - You will receive all unused banked and unused 1995 vacation in a lump sum, which total 40 days.

  g. Clubs - You may continue to use your country club and Landmark Club membership through the end of 1995 only. Any club expenses incurred will be your responsibility.

  h. Financial Planning - For calendar year 1995, you will be reimbursed for actual financial planning expenses incurred not to exceed $15,000.

  i. Office Space - You will be provided office space for a 12-month period at a location to be mutually agreed upon. In addition, as determined in the sole discretion of GTE, you will be provided secretarial services through Hedy Mosier. If she accepts another GTE assignment, secretarial support will be provided to you by GTE for the balance of the 12-month period.

  j. Separation Agreement and Release - Consistent with our general practice, the arrangements described above are contingent upon your executing the attached release. You have twenty-one days to sign the release (with a seven-day period to revoke). If you fail to sign the release, or if you sign and revoke the release within seven days of signing it, this letter shall be void, and you will not receive the benefits set forth in this paragraph 5.

  6. Reasonableness of Restrictions - You agree and acknowledge that, to the extent required by law, the covenants specified in this letter contain reasonable limitations as to time, geographical area, and scope of activities to be restricted and that such covenants do not impose a greater restraint on you than is necessary to protect the goodwill, confidential information and other legitimate business interests of GTE. You further agree that the restrictions in this Agreement do not impose upon you a financial hardship or unreasonably impede your ability to earn a living.

  7. Choice of Law/Forum to Resolve Disputes - You and GTE agree that any disputes relating to this Agreement or the Separation Agreement and General Release will be governed by Connecticut law and the appropriate forum for resolution of such disputes shall be courts located in Connecticut.

  I want to thank you again for your valuable service to GTE.

  Sincerely,

  GTE Corporation


  by Charles R. Lee

  I have read and understood the foregoing Agreement and agree to be bound by all of its terms. I have consulted with whomsoever I wished prior to executing it.


  Nicholas L. Trivisonno                  Dated: July 13, 1995